       As filed with the Securities and Exchange Commission on June 1, 1999.

                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                             _________________________

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                              ________________________

                           EXCELSIOR-HENDERSON MOTORCYCLE
                               MANUFACTURING COMPANY
           (Exact name of the Registrant as specified in its charter)

                Minnesota                              41-1771946
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

                                805 Hanlon Drive
                          Belle Plaine, Minnesota 56011
                                 (612) 873-7000
                (Address and telephone number of the Registrant's
                          principal executive offices)

                                Daniel L. Hanlon
                                 David P. Hanlon
                           Co-Chief Executive Officers
              Excelsior-Henderson Motorcycle Manufacturing Company
                                805 Hanlon Drive
                          Belle Plaine, Minnesota 56011
                                 (612) 873-7000
            (Name, address and telephone number of agent for service)
                             _________________________

                                     copy to:
                               Gale R. Mellum, Esq.
                                Faegre & Benson LLP
                                2200 Norwest Center
                              90 South Seventh Street
                           Minneapolis, Minnesota 55402
                                  (612) 336-3139
                             _________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                          CALCULATION OF REGISTRATION FEE

       TITLE OF EACH             AMOUNT TO        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
   CLASS OF SECURITIES              BE           OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION
     TO BE REGISTERED           REGISTERED (1)        SHARE (2)              PRICE (2)            FEE
-------------------------       ---------------  ------------------     ------------------    -------------
 Common Stock, $.01 par value   3,052,959 Shares          $5.97             $18,226,165.23        $5,376.72

--------------------
(1) Shares of Common Stock that may be offered pursuant to this Registration Statement consist of 2,612,959 shares issuable upon conversion of 10,000 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") and 440,000 shares issuable upon exercise of certain warrants (the "Warrants"). For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated
     (i) 200% of the number of shares of Common Stock issuable in connection with the conversion of the Series D Preferred Stock (based on a conversion price of $7.65416, which is 110% of the average of the closing bid prices of the Common Stock reported on the Nasdaq National Market for the three trading days ended April 29, 1999) and (ii) 100% of the number of shares of Common Stock issuable upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on May 27, 1999.

                          _______________________________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
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

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and does not seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                     Subject to completion, dated June 1, 1999.






                                     PROSPECTUS



                                  3,052,959 SHARES



                           EXCELSIOR-HENDERSON MOTORCYCLE
                               MANUFACTURING COMPANY



                                    COMMON STOCK
                               ______________________


     This prospectus relates to shares of our common stock that may be sold by the selling shareholders named under the section of this prospectus entitled "selling shareholders". We will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "BIGX". On May 28, 1999, the last sale price for our common stock, as reported on the Nasdaq National Market, was $6.125 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              ________________________



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ___________________________




             The date of this prospectus is                      , 1999

                                 TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
The Company .....................................................................   3

Risk Factors ....................................................................   3

Selling Shareholders ............................................................  11

Plan of Distribution ............................................................  13

Where You Can Find More Information .............................................  14

Experts .........................................................................  15

                                    THE COMPANY

     We manufacture, market and sell premium heavyweight cruiser motorcycles, as well as related parts, apparel and accessories, branded with a name that evokes an authentic American motorcycling heritage and lifestyle. Our motorcycle products feature current technology, but also reflect the distinctive designs, styling and names reminiscent of the motorcycles produced in the early part of this century by Excelsior Supply Company under the brand names Excelsior and Henderson. Our Co-Founders, Dan, Dave and Jennie Hanlon, developed a business plan based on their belief that purchasers of heavyweight motorcycles wanted an authentic American alternative to the existing motorcycles in the market. They also believed that the combination of Excelsior Supply's status as one of the original Big Three motorcycle manufacturers, available brand name and rich heritage would serve as an excellent marketing brand and design inspiration for the heavyweight motorcycles our Co-Founders planned to introduce. Since then, we have been developing our products, engaging in marketing activities, developing our dealer network, equipping our manufacturing facility, securing our trademarks, hiring our management team and our engineering, manufacturing and other personnel and raising capital. We produced our first commemorative motorcycle, a heavyweight cruiser named the Excelsior-Henderson Super X, on December 30, 1998. On January 30, 1999, we produced and shipped our first revenue Super X. Since January 30, 1999, we have continued to increase production as we transition from the development stage to an operating company.

     We are a Minnesota corporation, formed in 1993. Our executive offices are located at 805 Hanlon Drive, Belle Plaine, Minnesota 56011, and our telephone number is (612) 873-7000.

                                    RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such a case, the trading price of our common stock could decline, and you may lose part or all of the money paid to buy our common stock.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We more fully describe many of these factors below and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

WE RECENTLY BEGAN TRANSITIONING FROM A DEVELOPMENT STAGE COMPANY TO AN OPERATING COMPANY.

     We commenced revenue-producing operations in the first quarter of Fiscal 1999. As of April 3, 1999, we had an accumulated deficit of $41.7 million. We expect to incur continued operating losses during Fiscal 1999. We cannot assure you that we will generate significant motorcycle sales or become profitable.

     During our transition from a development stage to an operating company, we must successfully increase the production volume of the Super X, produce a high-quality motorcycle and control production costs. We have limited experience in the mass production of motorcycles. Factors that may affect our volume of production include our ability to:

      - acquire and maintain adequate quantities of high-quality components and supplies;
      -   refine our manufacturing processes;
      -   solve unanticipated manufacturing problems; and
      -   hire additional qualified personnel.

     Factors that may affect production costs and the resulting gross profit margin during this transition include our ability to purchase motorcycle components and supplies at reasonable costs and to increase production volume. We have tried to produce high-quality products through the design, construction and equipping of our manufacturing line, the design of the Super X, our choice of vendors, testing of components and supplies received and testing of motorcycles in the production process. However, we have not yet manufactured a sufficient number of motorcycles to properly assess the effect of increasing production volume on product quality.

OUR EXISTING RESOURCES AND ESTIMATED CASH FROM OPERATIONS MAY NOT BE SUFFICIENT TO FUND OUR CASH REQUIREMENTS DURING FISCAL 1999.

     We intend to seek a combination of debt and/or equity financing during Fiscal 1999. If we need to seek additional debt or equity financing in the future, there is no assurance that sufficient financing will be available or, if available, that it will be on favorable terms to us or our shareholders. Any additional equity financing may cause substantial dilution to our existing equity holders. Many factors may cause the amount of capital needed to fund operations to exceed our current estimates, including, among other unanticipated events, our inability to:

     -  increase quarterly production volume;
     -  lower per unit production costs;
     -  control departmental costs; or
     -  manage inventory effectively.

     We are currently not in compliance with the current ratio covenant in our debt agreements. Our lenders have agreed to waive this covenant through January 1, 2000. Because of our anticipated losses during Fiscal 1999, we will likely not comply with other covenant ratios at various times in Fiscal 1999. Absent a waiver of these covenants by our lenders or amendment of our debt agreements, our non-compliance will lead to an event of default in the agreements, giving lenders rights to accelerate and demand repayment.

OUR RELIANCE ON ORIGINAL EQUIPMENT SUPPLIERS TO SUPPLY MOST OF THE COMPONENTS USED TO MANUFACTURE OUR MOTORCYCLES CREATES ADDITIONAL RISKS.

     Although there are numerous original equipment suppliers for each of our component parts, we rely on a sole source of supply for most of the components in our motorcycles. This reliance involves a number of significant risks, including:

     - unavailability of materials and interruptions in delivery of materials from our suppliers;
     - manufacturing delays caused by unavailability or interruptions of components to us; and
     -  fluctuations in the quality and price of materials and components.

     Any significant adverse variation in the quantity, quality or cost of components that our suppliers manufacture, especially our single-source suppliers, could materially and adversely affect the volume of production and the cost of our product until we identify an alternative source of supply. We also purchase certain components from foreign suppliers. In addition to the risks of dependence on suppliers described above, the risks of dependence on foreign suppliers include:

     -  currency exchange fluctuations affecting the value of goods purchased;
     -  trade restrictions;
     -  changes in tariffs; and
     -  difficulty of enforcing supply arrangements.

OUR SALES ARE HIGHLY DEPENDENT ON THE EFFECTIVENESS OF OUR DEALER NETWORK AND SALES TEAM.

     Sales of our motorcycles and related products are dependent upon the effectiveness of our dealer network and internal sales team. We do not yet know how successful our dealers and sales team will be in selling our motorcycles and related products over the long term. As our production volume increases, we will need to attract additional dealers to sell our brand of products.

     We do not have any history in dealer support, but to be successful we will need to support our dealers in many ways. If we cannot provide this support to dealers, we may lose dealers. If we are unable to maintain our own dealer network, sales and distribution of our products will be adversely affected. Some of the ways we will need to support our dealers include:

     -  providing continuing education about our brand of products;
     -  supplying parts and accessories; and
     -  training sales and service personnel.

LARGE SCALE DEMAND FOR OUR BRAND OF MOTORCYCLES AND RELATED PRODUCTS IS UNKNOWN.

     Our ability to achieve market acceptance will depend upon our ability to:

     -  establish our intended brand image;
     -  influence customers to buy an authentic American heritage branded
     -  motorcycle;
     -  establish a reputation for high quality; and
     -  differentiate our brand of products from our competitors' brands.

     As is typical for a new product, demand and market acceptance are subject to a high level of uncertainty and risk. Because the market for our motorcycles and related products is new and evolving, we cannot predict the size and future growth rate, if any, of the market. We also cannot assure you that the market for our motorcycles will develop or that large demand for our motorcycles will emerge or become economically sustainable.

WE ARE HIGHLY DEPENDENT ON KEY PERSONNEL AND MANAGEMENT FOR OUR GROWTH.

     Our success is materially dependent upon the services and efforts of our Co-Founders, Dan, Dave and Jennie Hanlon, and the other members of our executive management team. As a young company, we have had in the past, and expect in the future, to have management turnover as we develop our management team. The unavailability or loss of the services of any member of the management team could adversely affect our success. Although we maintain life insurance on certain key personnel and we have entered into confidentiality and non-solicitation agreements with many of these individuals, we do not have any employment or non-competition agreements with any members of our executive management team.

     As we increase production of our motorcycles, there will be increasing demands on our management, operational and financial resources. Successful management of growth will require us to constantly improve our management abilities and production processes. We cannot assure you that we will be able to manage the anticipated level of growth effectively. In addition, successful mass production of our motorcycles will depend on our ability to hire additional qualified personnel and the ability of our management to integrate those persons. Competition is intense for highly skilled workers, and we cannot assure you that we will be successful in attracting, training and retaining those personnel.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

     We operate in a highly competitive environment and our more established competitors have greater resources than we currently have. We compete against established motorcycle manufacturers such as Harley-Davidson, BMW, Ducati, Honda, Kawasaki, Moto Guzzi, Suzuki, Triumph and Yamaha. Harley-Davidson, the company that we expect to be our primary competitor in the U.S. market, has stated in its public reports that it had a 49% share of the U.S. market for new heavyweight motorcycle registrations in 1998 and that it will double its 1995 production capacity by 2003.

     We also expect that other manufacturers will attempt to enter the industry, further increasing competition. We cannot give you any assurance that we will be able to compete effectively against our current or future competitors or that competition will not materially adversely affect our business, financial condition or results of operations. We also cannot assure you that our products will be perceived as being of high quality and differentiated from our competitors' products.

CONVERSION OF OUR PREFERRED STOCK AND EXERCISE OF CERTAIN WARRANTS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND DILUTE EXISTING SHAREHOLDERS.

     Substantially all of the shares of our stock are eligible for sale in the public market. The issuance of our common stock upon conversion of our preferred stock, upon exercise of certain warrants or as payment of dividends on our Series D preferred stock, as well as future sales of this common stock or of shares of our common stock by existing shareholders, or the perception that such sales could occur, could adversely affect the market price of our common stock.

     In addition, shareholders could experience substantial dilution upon conversion of our preferred stock and exercise of related warrants, as a result of either a decline in the market price of our common stock immediately prior to conversion as a consequence of the floating rate component of the conversion price associated with our preferred stock, or an event triggering the antidilution rights of any outstanding shares of our preferred stock which would require an adjustment to the conversion price, thereby increasing the number of shares of our common stock issuable upon conversion of our preferred stock. We cannot make any predictions about the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of our common stock in the future.

WE COULD BE OBLIGATED TO REDEEM A SUBSTANTIAL PORTION OF OUR PREFERRED STOCK.

     The potential volatility of our common stock, among other things, creates a risk that we may have to redeem a substantial portion of our Series B, Series C or Series D convertible preferred stock in certain circumstances. For example, the holders of the various series of our preferred stock have certain rights of redemption if we cannot issue the full number of shares of our common stock to which they are entitled upon conversion of our preferred stock due to Nasdaq Stock Market requirements. Additionally, we may redeem outstanding shares of our preferred stock upon maturity or become obligated to redeem our preferred stock under certain other circumstances. These potential redemption obligations are described in more detail below.

     The Nasdaq Stock Market requires us to obtain shareholder approval for certain share issuances in excess of 20% of our outstanding capital stock. The shares of our Series B, Series C and Series D preferred stock are convertible into shares of our common stock. The conversion price of each series of preferred stock is initially fixed until a specified date after issuance. After the applicable date, each conversion price adjusts based on a defined average market price during the period preceding conversion, but will never exceed each series of the initial conversion price. Accordingly, the exact number of shares of common stock into which each series of our preferred stock will convert is unknown to us at this time. Under the terms of our preferred stock, if certain conversions were to cause us to exceed this 20% limit, and we could not obtain shareholder approval or an exemption by the Nasdaq Stock Market, we would be obligated to redeem all outstanding unconverted shares of the applicable series of our preferred stock. For purposes of determining whether the 20% limit has been exceeded, we believe that conversions of Series B and Series C preferred stock will be aggregated while conversions of Series D preferred stock will be judged separately. If the price of our common stock declines significantly from current levels, the corresponding increase in the number of shares of common stock into which each series of our preferred stock could convert would cause this redemption obligation to have a material adverse effect on our financial condition.

     In addition to our potential redemption obligations relating to Nasdaq Stock Market requirements, the holders of our Series B, Series C and Series D preferred stock are entitled to require that we redeem all outstanding shares of our preferred stock upon the occurrence of certain events. These events include actions and failures to act that prevent the conversion of our preferred stock, prevent transfers of our common stock or violate the terms of our preferred stock. Upon maturity, all outstanding shares of our preferred stock must be either converted into common stock or redeemed in cash at our option.

     An obligation to redeem any or all of our preferred stock may require a large expenditure of capital and, as a result, may have a material adverse effect on our financial condition. Further, in addition to the redemptions discussed above, we may also be obligated to pay certain monetary penalties to the holders of our preferred stock as a result of the foregoing events.

OUR PRODUCTS CARRY A RISK OF DEFECTS.

     Our products may encounter unanticipated defects that could give rise to product recalls and warranty claims. A product recall could delay or even halt production until we are able to address the reason for any defects. Recalls may also have a materially negative effect on the brand image and public perception of our motorcycles. This could materially adversely affect our future sales. Recalls or other defects would be costly to us and could require substantial expenditures. Unanticipated defects could also result in litigation against us. Given the nature of our products, we expect that we will be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material adverse impact on us. We cannot assure you that we will be able to secure or maintain adequate liability insurance to cover all product liability claims. As a new market entrant, any large product liability suits occurring early in our operations could materially adversely affect our ability to market our motorcycles and could have a material adverse impact on our business, operating results or financial condition.

CHALLENGES TO OR THE LOSS OF THE USE OF OUR TRADEMARKS WOULD BE SIGNIFICANT.

     We believe we have the exclusive right to use the trademarks "Excelsior-Henderson," "Super X" and "X-twin," among others, and certain related word and design trademarks in the United States and in certain foreign countries in connection with the manufacture or sale of our motorcycles. Given our actual and intended use of these trademarks to enhance the brand name and marketing appeal of our motorcycles, a successful challenge to our use of these trademarks in connection with our motorcycles and other products could adversely affect our business. Although we intend to vigorously defend our intellectual property rights, if necessary, any litigation could be costly and consume our resources. This could adversely affect our operating results.

OUR HISTORICAL FINANCIAL DATA IS OF LIMITED VALUE.

     Because our operating history is relatively short, our historical financial data is of limited value in predicting future operating results. Accordingly, you should not place undue emphasis on our historical financial data.

THE YEAR 2000 PROBLEM COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our assessment of our internal systems and software as Year 2000 compliant may be incorrect or incomplete. If our current assessment that our internal systems and software are Year 2000 compliant is incorrect or incomplete, our production of motorcycles may be interrupted. Any interruption in production caused by Year 2000 problems could materially adversely affect our operating results.

     We have not completed our assessment of the effect the Year 2000 problem may have on our vendors. If certain vendors for a particular product are unable to supply that product because of Year 2000 problems, other vendors who supply that product may not be able to meet our increased demand for that product, which could cause an interruption in our production. Due to the complex nature of the Year 2000 problem, it is even possible that all vendors for a particular item could have Year 2000 compliance problems and could be unable to supply goods to us, which could materially adversely affect our ability to continue production until we could obtain that item.

THERE MAY BE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include, among others:

     -  the amount and timing of orders from our dealer network;
     -  the amount and timing of expenditures for key components and parts;
     - the availability of key components and parts necessary for manufacturing the Super X;
     -  manufacturing delays;
     -  pricing changes in our products; and
     -  general economic conditions.

     Due to one or more of the above factors, our quarterly and annual revenues, expenses and results of operations are likely to vary significantly in the future. You may not be able to rely on period-to-period comparisons as indications of future performance. Actual or potential fluctuations in operating results may result in volatility in the price of our common stock.

OUR MOTORCYCLES ARE A DISCRETIONARY PRODUCT.

     Purchases of the premium heavyweight motorcycles that we produce are discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary consumer income that are beyond our control. Adverse economic changes affecting these factors may restrict consumer spending, thereby adversely affecting our growth and profitability. These economic factors include, among others:

     -  employment levels;
     -  business conditions;
     -  interest rates;
     -  general level of inflation; and
     -  taxation rates.

WE RUN THE RISK OF PRODUCT CONCENTRATION FROM A SINGLE PRODUCT.

     Until we develop and begin manufacturing additional motorcycle models, our success will depend significantly on the success of a single product, the Super
X. Accordingly, we expect to derive substantially all of our revenues from the sale of the Super X for the foreseeable future. Broad market acceptance of the Super X is therefore critical to our future success.

     Market acceptance depends on our ability to establish the Super X's intended brand image, to establish its reputation for high quality and to differentiate it from our competitors' products. If the Super X's intended market does not accept it because of our inability to accomplish these things, or other factors, our future operations could be materially adversely affected. Additionally, if the market for premium heavyweight motorcycles as a whole were to decline, our business could be adversely affected.

OUR DIRECTORS AND EXECUTIVE OFFICERS EXERCISE SIGNIFICANT CONTROL OVER US.

     Our directors and executive officers beneficially own approximately 26% of our common stock. These persons exercise significant control over us and our affairs, including the approval of acquisitions or dispositions of assets, future issuances of common stock or other securities and the authorization of dividends on our common stock. Our directors and executive officers could use their stock ownership to delay, defer or prevent a change in control of Excelsior-Henderson.

WE HAVE POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES.

     Our business operations and facilities are subject to a number of federal, state and local environmental regulations. Any failure to comply with present or future environmental regulations could result in any one or more of the following:

     -  cessation of portions or all of our operations;
     -  fines;
     - restrictions on our ability to expand or modify our current operations or facilities;
     - significant expenditures to return to compliance with environmental regulations; and
     -  significant liabilities in excess of our resources.

     The public has an increased awareness of environmental issues. This will likely continue, thereby increasing the impact of environmental laws on the conduct of our manufacturing operations and property ownership. In the future, the nature of our operations may require that we make significant capital expenditures to stay in compliance with environmental regulations as they change or they are interpreted differently. Our operations, business and assets could be materially adversely affected if environmental regulations require that we substantially modify our facilities or otherwise limit our ability to conduct our operations. Although we do maintain environmental liability insurance, if we were required to pay the expenses related to any environmental liabilities in excess of our insurance coverage, those expenses could have a material adverse effect on our business, operating results or financial condition.

WE MAY NOT BE ABLE TO MAINTAIN REGULATORY APPROVALS AND COMPLY WITH GOVERNMENTAL REGULATIONS.

     We must obtain and maintain approvals and make certifications regarding compliance with federal, state and local regulations regarding the noise, emissions and safety characteristics of our motorcycles. In addition, our manufacturing facility must comply with environmental and safety standards. The potential delays and costs that could result from obtaining these regulatory approvals and complying with, or failing to comply with, these regulations could result in delays in motorcycle production and adversely affect operating results.

PROVISIONS OF THE MINNESOTA STATUTES CONTAIN ANTI-TAKEOVER CONSIDERATIONS.

     As a Minnesota corporation, we are subject to anti-takeover provisions under Minnesota law. Provisions of Minnesota law could have several effects in this area, including:

     -  delaying, deferring or preventing a change in control;
     - discouraging bids for our common stock at a premium over its market price; and
     - adversely affecting the market price of, and the voting and other rights of the holders of, our common stock.

OUR DIRECTORS' LIABILITY TO OUR SHAREHOLDERS IS LIMITED.

     Our By-Laws include a provision that requires us to indemnify our directors and officers and pay advance litigation expenses to the fullest extent permitted or required by Minnesota law. This includes circumstances in which indemnification is otherwise discretionary. This indemnification may be available for liabilities arising in connection with this offering. As far as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons under these indemnification provisions, we has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Our Articles of Incorporation contain a provision that limits the personal liability of a director for breach of the director's fiduciary duty, except under certain circumstances involving the following:

     -  any breach of the director's duty of loyalty to our company;
     - acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law;
     - any unlawful acts under Sections 302A.599 or 80A.23 of the Minnesota Statutes; or
     - any transaction from which a director derives an improper personal benefit.

                                SELLING SHAREHOLDERS

     The table below identifies the selling shareholders and the number of outstanding shares of our common stock beneficially owned by them as of May 28, 1999. The maximum number of shares proposed to be sold by each of the selling shareholders is also shown below. Percentages are based on 13,585,592 shares of common stock outstanding as of May 28, 1999.

     None of the selling shareholders has held any position or office with us. Except as indicated on the table and in the corresponding footnotes below, none of the selling shareholders has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosures that this prospectus contains.


                                                                            SHARES OWNED
                                                                       AFTER OFFERING (1)(2)
                              SHARES OWNED      MAXIMUM NUMBER      ----------------------------
                               PRIOR TO          OF SHARES                           PERCENT OF
 NAME                         OFFERING (1)         OFFERED            NUMBER         OUTSTANDING
--------------------------    ------------      --------------      ----------      ----------------
 RGC International             2,274,184            740,740         1,533,444             11.0
 Investors, LDC (3)(4)(5)

 Societe Generale (4)(6)       2,222,219          2,222,219                 0              *

 Shoreline Pacific Equity        183,600             90,000            93,600              *
 Ltd. (7)

---------------------
*    Less than 1%.

(1) Except as described below, we determined the number and percentage of shares that the selling shareholders beneficially own in accordance with Rule l3d-3 under the Securities Exchange Act of 1934. The information presented is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Under the terms of the Series B, Series C and Series D preferred stock and the warrants described in this prospectus, the shares of our preferred stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable in such conversions or exercises, together with the number of shares of issued and outstanding common stock owned by such holder and its affiliates, would not exceed 4.99% of our then outstanding common stock as determined under Section 13(d) of the Securities Exchange Act. Accordingly the number of shares of common stock set forth in the table for certain selling shareholders exceeds the number of shares of common stock that they could be deemed to own beneficially at any given time through their ownership of preferred stock and warrants. In addition, as described in footnote 4 below, the number of shares reflected as issuable to the selling shareholders upon conversion of the Series D preferred stock includes amounts in addition to those that they have the right to acquire within 60 days of May 28, 1999. As to the percentage limitation and the Series D preferred stock, the beneficial ownership of the selling shareholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act.

(2) This assumes the sale of all shares of common stock offered by this prospectus.

(3) The number of shares shown on the table above as beneficially owned by RGC International Investors, LDC prior to and after the offering includes an estimate of the number of shares of common stock that we would be obligated to issue to RGC International upon conversions of our Series B and/or Series C preferred stock based on the number of shares that would have been issuable to RGC International if the preferred stock held by them had been converted into common stock on May 28, 1999. The actual number of shares of common stock issuable upon these conversions is indeterminate and will change based on factors that we cannot predict at this time, including the future market price of our common stock. The number of shares set forth in the table as owned by this selling shareholder includes 1,205,944 shares of common stock issuable if all shares of the Series B and Series C preferred stock held by RGC International were converted into common stock on May 28, 1999.

(4) The number of shares shown on the table above as beneficially owned by this selling shareholder prior to this offering represents 200% of the number of shares we would be obligated to issue upon conversions of our Series D preferred stock. The actual number of shares of common stock issuable upon these conversions is indeterminate and will change based on factors that we cannot predict at this time, including the future market price of our common stock. The number of shares set forth in the table includes 200% of the number of shares issuable to this selling shareholder assuming conversion, as of May 3, 1999, of all shares of Series D preferred stock held by this selling shareholder. These amounts are 653,240 shares of common stock in the case of RGC International and 1,959,719 shares of common stock in the case of Societe Generale. Calculation of these amounts is done using an assumed conversion price of $7.65416. The actual number of shares of common stock issuable upon conversion of the Series D preferred stock, subject to certain limitations, is based on a conversion price prior to April 30, 2000 of $7.65416, and, after April 30, 2000, during any consecutive period of five trading days the lesser of
     (i) $7.65416 and (ii) the lowest volume weighted average of closing bid prices during any consecutive period of five trading days during the 20 consecutive trading days immediately prior to conversion. In addition, we may chose to issue additional series of common stock in payment of the 6% annual dividend owed on the Series D preferred stock.

(5) The number of shares shown in the table as beneficially owned by this selling shareholder prior to this offering includes 502,500 shares of our common stock issuable upon exercise of outstanding warrants. The number of shares shown in the table as beneficially owned by this shareholder after the offering includes 415,000 shares of our common stock issuable upon exercise of outstanding warrants.

(6) The number of shares shown in the table as beneficially owned by this selling shareholder prior to this offering includes 262,500 shares of our common stock issuable upon exercise of outstanding warrants.

(7) The number of shares shown in the table as beneficially owned by this selling shareholder prior to this offering includes 183,600 shares of our common stock issuable upon exercise of outstanding warrants. This selling shareholder received these warrants as part of its consideration for arranging the purchase of the Series B, Series C and Series D preferred stock. The number of shares shown in the table as beneficially owned by this shareholder after the offering includes 93,600 shares of our common stock issuable upon exercise of outstanding warrants issued in connection with the Series B and Series C preferred stock.

                                PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell the shares covered by this prospectus from time to time. The selling shareholders will act independently of us, and each other, in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

     A selling shareholder may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and the paragraphs that follow:

     - on the Nasdaq National Market or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;
     - a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;
     - an over-the-counter distribution under the rules of the Nasdaq National Market;
     - ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
     -  in privately negotiated transactions.

     In addition to the list above, a selling shareholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling shareholder. A selling shareholder may also sell our common stock short and redeliver the shares to close out short positions.

     A selling shareholder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling shareholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

     The selling shareholders may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock pursuant to this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, a selling shareholder. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

     A selling shareholder may sell all or any part of the shares of common stock through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that they will enter into any agreement with a prospective underwriter. If a selling shareholder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

     To comply with the securities laws of certain states, the shares of common stock must be sold in certain jurisdictions only through registered or licensed brokers or dealers. Also, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

     At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The sale of shares of common stock by the selling shareholders is subject to compliance by the selling shareholders with certain contractual restrictions with us. We cannot assure you that the selling shareholders will sell all or any of the shares of common stock.

     We have agreed to indemnify the selling shareholders and any person controlling a selling shareholder against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.


                        WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

     - our Annual Report on Form 10-K for the year ended January 2, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Notice and Proxy Statement for our 1999 Annual Meeting of Shareholders);
     -    our Quarterly Report on Form 10-Q for the quarter ended April 3, 1999;
     -    our Current Report on Form 8-K filed May 17, 1999; and
     - the description of our common stock contained in the registration statement on Form 8-A filed on June 27, 1997 and any amendment or reports filed to update that description after the date of this prospectus.

     You, or any beneficial owner, may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                               Mr. Thomas M. Rootness
                 Senior Vice President and Chief Financial Officer
                Excelsior-Henderson Motorcycle Manufacturing Company
                                  805 Hanlon Drive
                           Belle Plaine, Minnesota 56011
                                   (612) 873-7000

     You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                      EXPERTS

     Our financial statements as of January 2, 1999, and January 3, 1998, and for each of the three years in the period ended January 2, 1999, and cumulative for the period from inception (December 22, 1993) to January 2, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said report. We refer you to this report which includes an explanatory paragraph that describes the going concern assumption discussed in Note 1 to the financial statements.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

            SEC registration fee  . . . . . . . . .      $ 5,377
            Nasdaq listing fee  . . . . . . . . . .       17,500
            Legal services and expenses   . . . . .       10,000
            Accounting services and expenses  . . .        1,000
            Printing fees   . . . . . . . . . . . .          500
            Miscellaneous   . . . . . . . . . . . .          623
                                                          ------
            Total                                        $35,000
                                                          ------
                                                          ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521 of the Minnesota Business Corporation Act provides that, unless as otherwise provided in a corporation's articles or bylaws, a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the person's former or present official capacity with the corporation if, with respect to the acts or omissions of the person complained of in the proceeding, the person (i) has not been indemnified by another organization or employee benefit plan, (ii) acted in good faith,
(iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and
(v) reasonably believed the conduct was in the corporation's best interest or, if serving another organization at the request of the corporation, not opposed to the corporation's best interest.

     The Registrant's Restated Articles of Incorporation, as amended, provide that no director will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for authorizing the payment of a dividend or the sale or purchase of stock or (iv) for any transaction in which the director derived an improper personal benefit. Moreover, the Registrant's Restated Articles of Incorporation provide that, if the Minnesota Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Registrant's directors, in addition to the limitations already provided, shall be limited to the fullest extent provided by the amended Minnesota Business Corporation Act. Pursuant to the Registrant's Restated Articles of Incorporation, any repeal or modification by the shareholders of a director's personal liability shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Registrant's directors existing at the time of such repeal or modification.

     The Registrant's Amended and Restated By-Laws provide that the Registrant must indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Section 302A.501 of the Minnesota Business Corporation Act, as amended from time to time, or as required or permitted by other provisions of law. Pursuant to its Amended and Restated By-Laws, the Registrant has the power to purchase and maintain insurance on behalf of any person in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Registrant would otherwise be required to indemnify the person against the liability.

ITEM 16.  EXHIBITS

 Exhibit
 Number
--------
 4.1     Statement of Designation of Rights, Preferences and Limitations of
         Series D Convertible Preferred Stock, filed on May 3, 1999.(1)

 4.2 Registration Rights Agreement, dated as of April 30, 1999, by and among Excelsior-Henderson Motorcycle Manufacturing Company and the investors listed therein.(1)

 4.3 Form of Common Stock Purchase Warrant Certificate for the purchase of shares of Common Stock of Excelsior-Henderson Motorcycle
         Manufacturing Company.(1)

 5       Opinion of Faegre & Benson LLP.

 10 Securities Purchase Agreement, dated as of April 30, 1999, by and among Excelsior-Henderson Motorcycle Manufacturing Company and the buyers listed therein.(1)

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of Faegre & Benson LLP (included in Exhibit 5).

 24      Power of Attorney (included on signature page).

------------------------------
(1) Incorporated herein by reference to the same numbered exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on May 17, 1999. (File No. 000-22765).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belle Plaine, State of Minnesota, on June 1, 1999.

                                  EXCELSIOR-HENDERSON MOTORCYCLE
                                  MANUFACTURING COMPANY
                                  (Registrant)


                                  By:  /s/ Thomas M. Rootness
                                      -------------------------------------
                                       Thomas M. Rootness
                                       Senior Vice President of Finance
                                       and Administration and Chief
                                       Financial Officer

     Each person whose signature appears below constitutes and appoints Daniel L. Hanlon and David P. Hanlon, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of June 1, 1999.

                 NAME                                    TITLE
                 ----                                    -----
 /s/ Daniel L. Hanlon                  Director, Co-Founder, Co-Chairman of the
----------------------------------     Board of Directors and Co-Chief
        Daniel L. Hanlon               Executive Officer



 /s/ David P. Hanlson                  Director, Co-Founder, Co-Chairman of the
----------------------------------     Board of Directors and Co-Chief
        David P. Hanlon                Executive Officer



 /s/ Thomas M. Rootness                Senior Vice President of Finance and
----------------------------------     Administration and Chief Financial
       Thomas M. Rootness              Officer (Principal Financial and
                                       Accounting Officer)



 /s/ John B. Donahue
----------------------------------     Director
       John B. Donahue


 /s/ Wayne M. Fortun
----------------------------------     Director
       Wayne M. Fortun


 /s/ David R. Pomije
----------------------------------     Director
       David R. Pomije

                                   EXHIBIT INDEX

 EXHIBIT  DESCRIPTION                                              PAGE
--------- -----------------------------------------------   -----------------
 4.1      Statement of Designation of Rights, Preferences   Incorporated by
          and Limitations of Series D Convertible           Reference
          Preferred Stock, filed on May 3, 1999.

 4.2      Registration Rights Agreement, dated as of April  Incorporated by
          30, 1999, by and among Excelsior-Henderson        Reference
          Motorcycle Manufacturing Company and the Buyers
          listed therein.

 4.3      Form of Common Stock Purchase Warrant             Incorporated by
          Certificate for the purchase of shares of Common  Reference
          Stock of Excelsior-Henderson Motorcycle
          Manufacturing Company.

 5        Opinion of Faegre & Benson LLP.                   Filed
                                                            Electronically

 10       Securities Purchase Agreement, dated as of April  Incorporated by
          30, 1999, by and among Excelsior-Henderson        Reference
          Motorcycle Manufacturing Company and the Buyers
          listed therein.

 23.1     Consent of Arthur Andersen LLP.                   Filed
                                                            Electronically

 23.2     Consent of Faegre & Benson LLP.                   Filed
                                                            Electronically

 24       Power of Attorney.                                Filed
                                                            Electronically